EXHIBIT 99.1

Hi-Tech Pharmacal Reports Financial Results for the Third Fiscal Quarter Ended January 31, 2008

AMITYVILLE, N.Y. - March 10, 2008 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the third quarter ended January 31, 2008.

For the three months ended January 31, 2008, the Company reported net sales of $15.1 million, a decrease of 16% from $18.0 million for the same period last year.

Net sales for generic pharmaceutical products, which include some private label contract manufacturing, for the three months ended January 31, 2008 were $12.5 million, a decrease of $1.3 million or 10%, compared to the fiscal 2007 respective period sales of $13.8 million. The decrease is primarily due to lower sales of cold and flu products related to a slower than normal flu season and changes in product mix.

The Health Care Products division, which markets the Company’s branded OTC products, for the three months ended January 31, 2008 and 2007, had net sales of $2.6 million and $3.4 million, respectively, a decrease of $0.8 million or 24%. The decrease is primarily due to a weaker than usual cough and cold season and discontinuation of Children’s Diabetic Tussin® at certain retail chains.

For the three months ended January 31, 2008, cost of sales increased to $10.1 million, or 67% of net sales from $9.5 million, or 53% of net sales, for the three months ended January 31, 2007. The increase as a percentage of sales is due to decreased unit sales of higher margin brand products, increased raw material prices, and pricing pressure on several generic products.

Research and product development costs for the three month period ended January 31, 2008 increased $0.1 million to $1.4 million as compared to $1.3 million for the three month period ended January 31, 2007 as the Company increased expenditures on external projects.

For the three month period ended January 31, 2008, selling, general and administrative expense was $5.9 million down $0.6 million from $6.5 million at January 31, 2007. This was primarily the result of decreased legal expenses.

The Company experienced a net loss for the three month period ended January 31, 2008 of $1.5 million compared to net income of $0.7 million in the prior period. This resulted in a loss of $0.14 per share compared to a profit $0.06 per share in the prior year.

David Seltzer, President and CEO, commented, “The quarter was challenging as we experienced a milder that expected cough and cold season which affected our higher margin prescription products as well as our OTC brands. Additionally we faced increased competition on selected generic products.”

Mr. Seltzer further commented, “We are very up-beat about our generic business due to our recent approval of generic Flonase®*, and more recently, the approval for the generic alternative to Hycodan®*. Also, our Midlothian Laboratories division has performed well. To date, the Midlothian division has already launched two new generic prescription products since we announced the acquisition on December 31, 2007.

In the Health Care Products division, we are excited about the up-coming launch of new and unique products, both in the areas of diabetes management, as well as broader non-diabetes related markets.”

Hi-Tech currently has eleven products awaiting FDA approval, targeting brand and generic sales of approximately $800 million according to IMS sales data. In addition, Hi-Tech has twenty products in active development, comprised of internal and external development projects, targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

*Hi-Tech Pharmacal Co., Inc. is not affiliated with the owners of the referenced trademarks.

Contact Information:
Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Nine Months		Three Months
	01/31/08	01/31/07	01/31/08	01/31/07
Net sales	$41,047,000	$45,564,000	$15,075,000	$17,985,000
Cost of goods sold	28,262,000	25,758,000	10,057,000	9,514,000

Gross profit	12,785,000	19,806,000	5,018,000	8,471,000

Selling, general, administrative expenses	17,124,000	17,965,000	5,855,000	6,468,000
Research & product development costs	4,227,000	3,440,000	1,432,000	1,294,000
Contract research (income)	-	(48,000)	-	(16,000)
Interest expense	17,000	13,000	8,000	4,000
Interest (income) and other	(841,000)	(1,266,000)	(197,000)	(372,000)
Total	$20,527,000	$20,104,000	$7,098,000	$7,378,000

(Loss) Income before income taxes	(7,742,000)	(298,000)	(2,080,000)	1,093,000
(Benefit) Provision for income taxes	(2,367,000)	(474,000)	(536,000)	367,000

Net income	$(5,375,000)	$176,000	$(1,544,000)	$726,000

Basic net earnings per common share	$(0.47)	$0.01	$(0.14)	$0.06

Diluted net earnings per common share	$(0.47)	$0.01	$(0.14)	$0.06

Weighted average shares outstanding:
Basic	11,379,000	12,015,000	11,335,000	11,777,000
Effect of potential common shares	-	772,000	-	853,000
Diluted	11,379,000	12,787,000	11,335,000	12,630,000